Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
WITH RESTRICTIVE COVENANTS

THIS EXECUTIVE EMPLOYMENT AGREEMENT WITH RESTRICTIVE COVENANTS (the (“Agreement”) is entered into on _________, 2012, by and between Navarre Corporation, a Minnesota Corporation (the “Company”), and Jeffrey B. Zisk (the “Executive”).

RECITALS

WHEREAS, a subsidiary of the Company (the “Surviving Corporation”) has merged with SpeedFC, Inc., a Delaware corporation (“SpeedFC”), pursuant to the terms and conditions of that certain Agreement and Plan of Merger, among the Company, Surviving Corporation, SpeedFC and the stockholders and optionholders of SpeedFC, dated September ___, 2012 (the “Merger Agreement”);

WHEREAS, following the transaction contemplated by the Merger Agreement, the Company desires to employ the Executive as its President of the Surviving Corporation, and the Executive desires to accept such employment, upon the terms and conditions hereinafter set forth;

WHEREAS, the execution and delivery of this Agreement is a precondition to the closing of the transactions contemplated by the Merger Agreement;

WHEREAS, both parties recognize the critical importance to the Company of preserving the confidentiality of its trade secrets and confidential information and of protecting the Company against competition from former consultants and employees of the Company and its subsidiaries with access to trade secrets and confidential information; and

WHEREAS, Executive understands and acknowledges that the offer of employment with the Company, the employment, salary and other compensation and other benefits he will receive under this Agreement and payments under the Merger Agreement are good and sufficient consideration for the restrictive covenants contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

ARTICLE I

EMPLOYMENT

1.01         Offer and Acceptance.  The Company agrees to employ the Executive during the Term specified in Article 2, and the Executive agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

Executive Employment Agreement—Page 1

1.02         Appointment to and Resignation from Board of Directors. The Company agrees that at the first meeting of the Company’s Board of Directors (the “Board”) following the date hereof, the Company’s Board shall expand its size by at least two (2) seats and elect Executive and Mr. M. David Bryant (“Bryant”) to fill the newly-created seats.  In addition, the Company agrees that the Company’s Board shall nominate Executive and Bryant to serve in such seats for election at the Company’s shareholders’ meeting for a period ending on the third (3rd) anniversary of that date of such person’s initial appointment (the “Initial Appointment Period”).  Notwithstanding the foregoing, the Company may, by delivery of written notice from the Chairman of the Company’s Board (a “Resignation Notice”), require that (a) during the Initial Appointment Period, Executive resign from the Company’s Board and each of the Company’s subsidiary’s board of directors, if applicable, in the event that (i) Executive has been convicted of, pleads guilty or nolo contendere to, or is then the subject of a criminal indictment, “information” or similar complaint regarding, any felony, gross misdemeanor or other crime involving fraud or moral turpitude (ii) Executive engages in any fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended), (iii) Executive engages in a Competitive Business (as defined in the Merger Agreement), or (iv) Executive’s employment hereunder is terminated with Cause, (b) one (but not both) of Executive or Bryant resign during the Initial Appointment Period from the Company’s Board and each of the Company’s subsidiary’s board of directors, as applicable, at such time as Executive and Bryant, collectively, beneficially own less than ten percent (10%) but more than five percent (5%) of the then-outstanding common stock of the Company, no par value (“Common Stock”), (c) both Executive and Bryant resign during the Initial Appointment Period from the Company’s Board and each of the Company’s subsidiary’s board of directors at such time as Executive and Bryant, collectively, beneficially own less than five percent (5%) of the then-outstanding Common Stock, or (d) following the Initial Appointment Period, upon the termination of Executive’s employment with the Company for any reason (each a “Triggering Event”).  Upon his appointment to the Company’s Board or the board of directors of any of the Company’s subsidiaries, Executive shall execute and deliver an irrevocable letter to the Chairman of the Company’s Board resigning from the Company’s Board and any of its subsidiaries’ board of directors immediately upon the occurrence of any Triggering Event (each, a “Reserve Letter”), and, in the event that Executive fails to promptly resign upon receipt of a Resignation Notice, the Chairman of the Company’s Board may deliver the Reserve Letter to the Company’s Board and each of the Company’s subsidiary’s board of directors.  In the event that Executive serves as a member of the Company’s Board following the Initial Appointment Period, such service shall be subject to the same terms and conditions as similarly situated members of the Company’s Board, it being understood that employee-directors may have different restrictions from non-employee directors including those set forth herein.  During his period of service, Executive shall be provided the same director compensation, benefits, indemnification and exculpation as similarly situated members of the Company’s Board.

ARTICLE II

TERM OF EMPLOYMENT

2.01         Initial Term and Renewals.  The Executive’s employment by the Company shall be for a term that commences on the Effective Time (as such term is defined in the Merger Agreement) and ends on the fifth (5th) anniversary of the date hereof (“Initial Term”).  The Executive’s employment shall automatically be renewed on an at-will basis (a “Renewal”) unless terminated by either party on written notice to the other party prior to the end of the Initial Term or upon written notice to the other party thereafter during a Renewal.

Executive Employment Agreement—Page 2

2.02         Term.  The period of the Executive’s employment under this Agreement shall be referred to as the “Term,” whether during or following the Initial Term.  The Executive’s employment may be terminated during the Term in accordance with Article V of this Agreement.

ARTICLE III

DUTIES AND RESPONSIBILITIES

3.01         Duties.  The Executive shall have the position of President of the Surviving Corporation and will generally have the authority, responsibilities, and such duties as are customarily performed by a president of similar businesses.

3.02         Reporting.  Subject to Section 2.07(h) of the Merger Agreement, Executive shall (a) report to the Chief Executive Officer of the Company (the “CEO”) and Company’s Board and shall be subject to the CEO and the Board’s lawful direction and control, and (b) perform such additional services and duties as the CEO and/or the Board may reasonably require of the Executive.

3.03         Full-Time Attention.  The Executive will devote full-time attention to the business affairs of the Company and will faithfully, industriously, and to the best of his ability, experience and talents perform all lawful duties required of him.  The Executive may engage in outside business endeavors only with the written approval of the CEO or the Board.  The Executive may also engage in civic, religious, and charitable activities as long as such activities do not unreasonably conflict or interfere with the performance of his duties hereunder.

3.04         Compliance with Company Policies and Procedures.  The Executive will perform his duties and responsibilities in a manner consistent with the Company’s written policies and procedures available to Executive as they may exist from time to time, and will not incur obligations on behalf of the Company other than in the ordinary course of business or enter into any transaction on behalf of the Company not in the ordinary course of business.

ARTICLE IV

COMPENSATION AND BENEFITS

4.01         General.  All payments to the Executive under this Agreement shall be made in accordance with the Company’s established pay periods and applicable payment schedules. All payments are subject to all legally required deductions and withholdings.  The Executive shall be solely responsible for the payment of all additional required state, federal and local taxes on the compensation and benefits he receives from the Company.

4.02         Base Salary.  As compensation for his services during the first year of the Term the Company shall pay the Executive a monthly base salary of $20,000 through December 31, 2012, and, beginning on January 1, 2013, a monthly base salary of $27,083.33, which is, on an annualized basis, $325,000 (“Base Salary”).  The amount of the Executive’s Base Salary thereafter will be reviewed each year by the Compensation Committee of the Board and may be adjusted at the discretion of the Compensation Committee, provided, however, that at no time may the Company reduce Executive’s annualized salary below $325,000.00, except as part of a general reduction in compensation of similarly situated executives of the Company and in reasonable proportion to the reduction of any such executives.

Executive Employment Agreement—Page 3

4.03         Target Bonus.  The Executive is eligible to participate in the Company’s Fiscal Year 2012 Annual Management Incentive Plan (“Plan”), as determined by the Board, and, subject to the terms and conditions of the Plan, could be eligible for annual bonuses of up to fifty percent (50%) of the Base Salary.  The Executive’s bonus for the first year of the Term, if any, shall be pro-rated.

4.04         Fringe Benefits.  The Executive shall be eligible to participate in and receive group medical, dental, disability, and life insurance and any other fringe benefits provided by the Company to its key executives on the same terms as other key executives of the Company.  The Executive shall be eligible to participate in the Company’s employee retirement benefit plans available to key executives of the Company on the same basis as other key executives of the Company.  Participation in all benefit plans shall be subject to the generally applicable eligibility and other provisions of the plans as they exist from time to time.

4.05         Stock Option Grants.  The Executive will be eligible, as similarly situated executives, to participate in incentive stock option grants in accordance with the Company’s Amended and Restated 2004 Stock Plan (“Stock Plan”) on the Effective Time, subject to his execution of the Company’s Stock Plan Award Agreement.  All stock option grants are subject to the terms and conditions of the Stock Plan, and the definition of all terms set forth in the Stock Plan shall apply when used in this Agreement.  Stock option grants shall be made to Executive and similarly situated executives in the discretion of the Board, but such grants shall be no less favorable than those offered to similarly situated Company executives.

4.06.        Restricted Stock Units.  The Executive will be eligible, as similarly situated executives, to participate in incentive stock grants in accordance with Stock Plan), subject to his execution of the Company’s Stock Plan Award Agreement. All such grants are subject to the terms and conditions of the Stock Plan, and the definition of all terms set forth in the Stock Plan shall apply when used in this Agreement.  Stock grants to Executive shall be made in the discretion of the Board, but such grants shall be no less favorable than those offered to similarly situated Company executives.  Executive shall not be eligible for stock-based compensation for the Company’s 2013 fiscal year.

4.07         Reimbursement of Reasonable Business Expenses.  The Executive currently resides in Dallas, Texas. He is not required to relocate to perform his responsibilities under this Agreement.  The Executive will be reimbursed for reasonable expenses for air travel between Dallas, Texas and the Minneapolis/St. Paul, Minnesota (the "Twin Cities"), transportation within the Twin Cities, and hotel or other lodging that he incurs as a result of travel to perform his job responsibilities subject to an in accordance with the Company’s then-current travel policy.  He will also be reimbursed for reasonable business expenses in accordance with the Company’s business expense reimbursement policies.

4.08         Vacation.  The Executive will be entitled to vacation consistent with the terms and conditions of the Company’s then current policies.  The Executive will schedule vacation and other time off taking into account the needs of the Company.

Executive Employment Agreement—Page 4

ARTICLE V

TERMINATION

5.01         Termination by the Company for Death or Disability.  In the event of the Executive’s death, his employment and this Agreement shall terminate on the date of his death.  In the event the Executive shall be unable to perform his essential job functions with reasonable accommodation for a period of six months or longer, whether consecutive or not, by reason of illness or physical or mental incapacity or disability, his employment and this Agreement shall  end as of completion of  the sixth month of the Executive’s inability to perform.

5.02         Termination by the Company Without Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company, by direction of the CEO or the Board, shall have the right at any time during the Term to terminate the employment of the Executive without Cause by giving written notice to the Executive.

5.03         Termination by the Company with Cause. Notwithstanding anything to the contrary in this Agreement, the Company, by direction of the CEO or the Board, shall have the right at any time during the Term to terminate the employment of the Executive with Cause by giving written notice to the Executive.

For purposes of this Agreement,  “Cause” shall mean:

(a)
the Executive’s material failure or refusal to perform his duties and responsibilities as set forth in this Agreement, his material and/or repeated failure to abide by the lawful and reasonable directives of the CEO or the Board, or his failure to devote all of his time and attention exclusively to the business and affairs of the Company, except as otherwise expressly permitted by the CEO or the Board or under this Agreement;

(b)	the misappropriation of the funds or property of the Company;

(c)	the commission of any act that constitutes any felony or any crime involving moral turpitude, dishonesty or theft without regard to whether the Executive is convicted;

(d)
any material nonconformance with the Company’s business practices and policies, including without limitation, policies against insider trading, conflicts of interest, its code of conduct, and  racial or sexual discrimination or harassment;

(e)	the commission in bad faith by the Executive of any act that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company;

Executive Employment Agreement—Page 5

(f)
any misconduct or gross negligence by the Executive in the performance of his duties that materially injures or could reasonably be expected to materially injure the reputation, business, or business relationships of the Company; and

(g)	any material breach of this Agreement.

5.04         Termination by the Executive Without Good Reason.  Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company without Good Reason by giving written notice to the Board.

5.05         Termination by the Executive With Good Reason. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall have the right at any time during the Term to terminate his employment with the Company with Good Reason by giving written notice to the Board.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without the consent of the Executive:

(a)
a material reduction in the Executive’s compensation, rights, or benefits that is not part of a general reduction approved by the Board or the Compensation Committee applicable to the Company’s key executive offers, provided that such reduction is reasonably proportionate to that of similarly situated executives of the Company;

(b)	a material reduction in the Executive’s duties, responsibilities, or authority unless agreed to by Executive;

(c)
the assignment to the Executive of duties or responsibilities that are materially inconsistent with his position as President or any other position that he holds at the time or that materially impairs his ability to function in the position in which he is then serving;

(d)	the Company’s requirement that the primary location of Executive’s services be other than within fifty (50) miles of the current Dallas location, except with the Executive’s prior written consent; and

(e)	the material breach of any provision of this Agreement by the Company.

5.06         Termination by Non-Renewal of Agreement or by Mutual Agreement.  Either party may terminate this Agreement by giving notice of its non-renewal in accordance with Article I.  The parties may terminate the Executive’s employment at any time by mutual consent.

5.07         Payments.  In the event of the termination of the employment of the Executive by the Company with Cause pursuant to Section 5.03, termination by the Executive Without Good Reason pursuant to Section 5.04, or termination pursuant to Sections 5.01 or 5.06, the Executive shall only receive all earned and unpaid Base Salary and vacation time as of the termination of his employment, less all appropriate offsets to the fullest extent  permitted by applicable law, for debts or money due to the Company or an affiliate thereof (collectively, “Offsets”), which sum shall be paid within a reasonable time following the Executive’s last day of employment with the Company.

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ARTICLE VI

SEVERANCE PAY; CHANGE OF  CONTROL TRANSACTION

6.01         Eligibility.  The Executive shall be eligible for Severance Pay as described in this Article VI if:

(a)           The Executive’s employment is terminated by the Company without Cause; or

(b)           The Executive terminates his employment with Good Reason.

6.02         Amount of Severance Pay.  Severance Pay will be a gross amount equal to the Executive’s then current Base Salary plus the average of his Performance Bonus for the immediately preceding three years (or fraction thereof) less any Offsets.  The Severance Pay shall be paid in twelve monthly installments, paid monthly for twelve (12) months (“Payment Period”), beginning on the first day of the seventh month after the Executive’s termination of employment if the general release referred to below has been timely presented and, if so, timely signed and not revoked.  In addition to Severance Pay, the Executive shall receive all earned and unpaid Base Salary and vacation time as of the date of termination, to be paid within a reasonable time following the date of termination.  In the event of a Change of Control Transaction (as such term is defined in the Stock Plan) the Executive’s stock options and other rights and obligations are subject to the terms of the Stock Plan.

To receive Severance Pay the Executive must sign, not revoke, and comply with the terms of a Separation Agreement prepared by the Company and presented to the Executive within twenty-one (21) days of the date of termination that includes a general release of the Company and its affiliates, and its and their respective successors and assigns, officers, managers, employees, agents, attorneys and representatives, from any claims related to the Executive’s employment with the Company or the termination of his employment (the “Separation Agreement”).  Executive shall not be required to release any claims under the Merger Agreement or the other documents executed in connection therewith (other than this Agreement) or any claims to vested benefits under any stock plan or benefit plan, and such release shall preserve the indemnification provisions of Section 11.06.  In the event the Executive breaches any material provisions of the Separation Agreement or any of the provisions of Articles VII or VIII of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the Severance Pay, subject to the Company making such payments, in a single lump sum with interest at the maximum rate allowed by law, within thirty (30) days of the final, non-appealable adjudication that he has not so breached this Agreement.

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ARTICLE VII

NON-DISCLOSURE

7.01         Confidentiality.  Except as permitted or directed by the Company, its subsidiaries (whether wholly owned or otherwise), or its affiliates (collectively, for the purpose of this Article VII and Article VIII of this Agreement, such subsidiaries and affiliates, along with the Company, shall constitute the “Company”) or as may be required in the proper discharge of the Executive’s employment under this Agreement, the Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which the Executive has prepared, acquired or become acquainted with during the Executive’s employment by the Company.  The Executive acknowledges that the above-described knowledge or information is the property of the Company, constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any wrongful disclosure or use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  The Executive agrees to at all times to maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Upon termination of the Executive’s employment for any reason, the Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in the Executive’s possession, control or influence, whether prepared by the Executive or others.

7.02         Limitations.  The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive or a breach of a confidentiality obligation owed to the Company by any third party, or disclosure pursuant to any applicable law or court order.

7.03         Remedies.  In the event of a breach or threatened breach by the Executive of the provisions of this Article VII, the Company shall be entitled to an injunction restraining the Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining the Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

7.04         Survival. The provisions of this Article VII shall survive termination of this Agreement.

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ARTICLE VIII

NON-COMPETITION AND NON-RECRUITMENT

8.01         General.  The Company and the Executive recognize and agree that the Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; as a consequence of using or associating the Executive with the Company’s name, goodwill, and reputation, the Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and provision for non-competition and non-recruitment obligations by the Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information and is an express precondition to closing the transactions contemplated by the Merger Agreement and the offer of employment with the Company.  In light of these considerations, this Article VIII sets forth the terms and conditions of the Executive’s obligations of non-competition and non-recruitment during Executive’s employment during the Term and subsequent to the termination of this Agreement and/or the Executive’s employment for any reason.

8.02         Non-Competition.  During Executive’s employment during the Term the Executive will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the Executive’s rendition of services either directly or indirectly to the Company, including without limitation, for any Competitive Business (as defined in the Merger Agreement).  The Executive, with prior CEO or Board approval, may accept appointment to, or continue to serve, on any board of directors or trustees of any business entity or trade organization.  The Executive may participate in any charitable organization or engage in any activities to manage the Executive’s investments and affairs, so long as such activities in the aggregate do not conflict or interfere with the performance of the Executive’s duties hereunder.  The Executive having disclosed to the CEO or the Board all such outside board positions and material outside activities in which the Executive is currently involved as of the date of this Agreement, the CEO or the Board approves the Executive’s participation in such.

During Executive’s employment during the Term and for twenty four (24) months following the Executive’s voluntary or involuntary termination of employment with the Company, the Executive shall not, directly or indirectly, on Executive’s behalf or on behalf of a third party, engage in any commercial activity in  the United States, Canada or Mexico that competes with a material portion of the Company’s business and ownership or the provision of services to any entity engaged in business that competes with a material portion of the Company’s business (including without limitation, for any Competitive Business); provided, however, the Executive may own, directly or indirectly, solely as a passive investment, 2% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Article VIII.  At its sole option, the Company may, by express written notice to the Executive, waive or limit the time and/or geographic area in which the Executive cannot engage in competitive activity or the scope of such competitive activity.

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8.03         Non-recruitment.  During Executive’s employment during the Term and for twenty four (24) months following the Executive’s voluntary or involuntary termination of employment with the Company, the Executive shall not, directly or indirectly, on Executive’s behalf or on behalf of a third party, initiate or participate in any other employer’s recruitment or hiring of any of the Company’s employees or consultants; or solicit, hire or attempt to solicit or hire any then-existing customer of the Company or any potential customer of the Company with whom the Company is at the time of Executive’s termination or was during the one-year period immediately preceding such termination engaged in discussions regarding one or more specific possible transactions for purposes of providing goods or services competitive with the Company.

8.04         Remedies. The Executive agrees that breach by the Executive of the provisions of this Article VIII will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by the Executive of the provisions of this Article VIII, the Company shall be entitled to an injunction restraining the Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

8.05         Notification of Restrictive Covenants.  Prior to accepting employment, new duties with an existing employer that are materially different from those stated in any prior notice, or consulting work with any person, firm, corporation or other entity during the Term or any period thereafter that the Executive is subject to the restrictions set forth in this Article VIII, the Executive shall notify the prospective employer in writing of his obligations under such provisions and shall simultaneously provide a copy of such written notice to the Company, stating in reasonable substance his position and duties.

8.06         Tolling.  The temporal duration of the non-competition and non-recruitment covenants set forth in this Article VIII shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the covenants, and all restrictions shall automatically be extended by the period of the Executive’s violation of any such restrictions but, if Executive has provided the notice required under Section 8.05, such extension will be limited to an additional thirty-six (36) months.

8.07         Survival. The obligations contained in this Article VIII shall survive the termination of this Agreement.

ARTICLE IX

INTELLECTUAL PROPERTY

The Executive agrees that all materials created or modified by him during the Term, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Executive hereby assigns ownership of all such Work Product to the Company and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company. The Executive hereby appoints the Company as his attorney-in-fact with the limited power to execute assignments of such Work Product.

Executive Employment Agreement—Page 10

ARTICLE X

TAX AND LEGAL CONSIDERATIONS

                 10.01     Golden Parachute Restrictions.  Notwithstanding any other provision of this Agreement, in the event that it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed, or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (“Section 280G”), the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (collectively “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Agreement Payments without causing any Payment to be non-deductible by the Company by operation of Section 280G, with present value determined in accordance with Section 280G(d)(4) of the Internal Revenue Code. Any amount not paid in the taxable year in which it was originally scheduled to be paid as the result of this section 10.01 shall be payable in the next succeeding taxable year in which such payment will not result in the disallowance of a deduction pursuant to either Section 162(m) or 280G of the Internal Revenue Code. In the event a payment has been made to the Executive which is subsequently disallowed as a deduction by the Internal Revenue Service, and return of the payment is required, said payment shall be treated as a loan and return of the payment shall be treated as repayment of the loan.

10.02      Deferred Compensation Restrictions. It is intended that any amounts payable under this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) and related treasury regulations so as not to subject the Executive to the payment of tax penalties or interest which may be imposed under Section 409A. In furtherance of this interest and to the extent required by Section 409A to avoid any penalties or interest on the Executive, payments to the Executive under this Agreement or any other agreement with the Executive upon termination of employment shall be distributed on the first day of the seventh month following the termination of employment.  The term “termination of employment” and similar terms used in this Agreement shall have the same meaning as the term “Separation from Service” as used for purposes of Section 409A. The Executive and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties, interest, and additional taxes under Section 409A.

10.03      Forfeiture and Repayment. If applicable law, including but not limited to the Sarbanes–Oxley Act of 2002, requires the Executive to forfeit any compensation or benefits paid to him by the Company, the Executive agrees that he will forfeit and repay such amounts as required by law.

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ARTICLE XI

MISCELLANEOUS

11.01      Governing Law.  All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule. The parties to this Agreement irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of any Missouri court or federal court of the United States of America sitting in St. Louis, MO, or Clayton, MO, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In any action between the parties, the court will award reasonable attorney’s fees (including court and expert costs) to the prevailing party.

11.02      Non-Assignment. This Agreement is personal to the Executive and the Executive may not assign or transfer any part of the Executive’s rights or duties hereunder, or any compensation due to the Executive under this Agreement to any other person or entity without the CEO’s or the Board’s express written consent; provided, however, that if the Executive dies before the Executive has received all of the payments earned and owed to the Executive under this Agreement, including any Severance Payment, any such unpaid payments shall be paid to the Executive’s estate or, to the extent required by applicable law, the Executive’s surviving spouse, if any, on the same terms and conditions as described in this Agreement.  This Agreement may be assigned by the Company, subject to the assignee assuming all of Company’s obligations under this Agreement

11.03      Non-Waiver. The waiver by either party of the breach or nonperformance of any provision of this Agreement by the other party will not operate or be construed as a waiver of any future breach or nonperformance under any provision of this Agreement.

11.04      Entire Agreement.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement is the entire understanding and agreement between the parties and is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties to this Agreement.

11.05      Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and the Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

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11.06      Indemnification. In accordance with and to the extent set forth under applicable law, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent permitted by law for civil damages, penalties, or fines claimed or levied against the Executive in connection with any third-party claim, action, suit or proceeding that arises from the performance of the Executive's duties as a director, officer or executive of the Company or any affiliate or subsidiary thereof. The Company will purchase and maintain throughout the Term indemnity insurance on behalf of the Executive. This section 11.06 shall survive the termination of the Executive's employment with the Company.

11.07      Life Insurance.  The Executive agrees that the Company shall have the right to obtain life insurance on the Executive’s life, at the sole expense of the Company, and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) at the Company’s expense, take any reasonably required medical examinations.

11.08      Notice.  Any notice, request, instruction or other document given under this Agreement by either party to the other party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive, to the address set
forth on the books and records of the Company.

with a copy to:

Aaron Allred
Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, TX 75202

If to the Company:

Chair, Board of Directors
Navarre Corporation
7400 49th Avenue North
Minneapolis, MN, 55428

with a copy to:

General Counsel, Navarre Corporation at the address stated above

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

Executive Employment Agreement—Page 13

11.09      Representations.  The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, that would prevent him from entering into this Agreement or which would be breached by the Executive upon his performance of his duties pursuant to this Agreement. The Executive will defend and indemnify the Company if any such representation or warranty is not true.  The Executive hereby represents and warrants that he has been fully and competently advised by independent counsel of his own choosing in connection with the preparation, negotiation and execution of this Agreement and has relied solely on such advice for all matters related to this Agreement.

11.10      No Rule of Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against either party.  The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

11.11      Counterparts.  This Agreement may be executed by facsimile transmission and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

Executive Employment Agreement—Page 14

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

NAVARRE CORPORATION

Signed:
By
Its:

EXECUTIVE

Jeffrey B. Zisk

Executive Employment Agreement—Page 15